ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT dated as of this 28th day of May, 1997 by
and  between  Davol  Inc.,  a  Delaware  corporation   ("Seller"),   and  CONMED
Corporation, a New York corporation ("Buyer").

                                   WITNESSETH:

         WHEREAS, Seller is engaged in the business of developing, manufacturing and selling certain disposable surgical suction instruments and tubing identified and more particularly described in Exhibit A (the "Products") which are manufactured at Seller's plants in Cranston, Rhode Island or Lawrence,
Kansas or at the plant of Seller's contractor in Juarez, Mexico (the "Business"); and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms set forth herein, all of the Purchased Assets, as defined herein;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

1.1) Specific Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

1.01) "Act" means the United States Food, Drug and Cosmetic Act of 1938, as amended, and all regulations, promulgated thereunder.

1.02) "Ancillary Agreements " means the Guarantee, the K Resin Agreement, the Lease Agreement, the License Agreement, the Sterilization Agreement and the Assignment and Assumption Agreement. As used herein, "Guarantee" means the guarantee in the form set forth in Exhibit L to be executed at Closing. As used herein, the "K Resin Agreement," means the K Resin Agreement in the form set forth in Exhibit M to be executed at Closing.

1.03) "Affiliate" of any entity means any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning more than fifty percent (50%) of the total voting power of the entity.

1.04)    "Agreement" means this Agreement and all Exhibits and Schedules hereto.

1.05)    "Assignment  and  Assumption   Agreement"   means  the  assignment  and
         assumption agreement in the form attached hereto as Exhibit B to be executed at Closing.

1.06)    "Authorizations" has the meaning set forth in Section 3.6.

1.07)    "Business" has the meaning set forth in the Preamble.

1.08)    "Buyer" has the meaning set forth in the Preamble.

1.09)    "Claim Notice" has the meaning set forth in Section 9.3.
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1.10)    "Closing" has the meaning set forth in Section 2.3(a).

1.11)    "Closing Date" has the meaning set forth in Section 2.3(a).

1.12) "Confidential Information" means know-how, trade secrets, and proprietary or unpublished information disclosed by one of the parties (the "disclosing party") to the other party (the "receiving party") or generated under this Agreement or which is otherwise considered Confidential Information under that certain "Confidentiality Agreement" dated January 16, 1997 between the parties hereto, excluding information which:

         a) was already in the possession of the receiving party (on a non-confidential basis and without limitations on the use thereof) prior to its receipt from the disclosing party; provided that the receiving party shall provide the disclosing party with reasonable documentary proof thereof;

         b) is or becomes part of the public domain through no fault of the receiving party;

         c) is or becomes available to the receiving party from a source other than the disclosing party which source, to the best of the receiving party's knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality with respect thereto; or

         d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis.

1.13)    "Consent" has the meaning set forth in Section 3.8.

1.14)    "Contract" means the agreement listed on Schedule 3.10 hereto.

1.15) "Current Employees" means all persons who immediately prior to the execution of this Agreement are employees of Seller engaged in the operation of the Business at the Facility.

1.16) "Excluded Assets": means all cash and accounts receivable of the Business, all trademarks, trade names, patents, copyrights, service marks, logos, and trademark and patent applications and sterilization specifications of the Seller and its Affiliates, and all other assets of the Seller and its Affiliates not used exclusively in the Business.

1.17) "Facility" means Seller s manufacturing facility located in Lawrence, Kansas.

1.18)    "FDA" means the U.S. Food and Drug Administration.

1.19) "Finished Products" means Products which are packaged and ready for immediate sale by Seller or any Affiliate of Seller.

1.20)    "Finished   Products   Inventory"   means  that  portion  of  Inventory
         consisting of Finished Products.

1.21) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

1.22)    "Indemnified Party" has the meaning set forth in Section 9.3.

1.23)    "Indemnifying Party" has the meaning set forth in Section 9.3.

1.24) "Intellectual Property" means all know-how, manufacturing drawings, instructions and processes, product specifications, and trade secrets owned by Seller and its Affiliates and used exclusively in connection with the Business.

1.25) "Inventory" means (i) Finished Products, and (ii) Raw Goods and components allocated by Seller, in the normal course of Seller s production planning, for use in the manufacture of Finished Products.

1.26) "Inventory Balance" means the dollar value of the Inventory as of the date of measurement, based on such standard costs of Seller or an Affiliate(s) of Seller as are specified herein for purposes of such measurement.

1.27) The "knowledge" of a party or "known", when used with respect to a party, means the actual knowledge of any of the officers or management employees of such party who, because of their positions with such party, would in the ordinary course of business have the knowledge relevant to the subject matter at issue.

1.28) "Lease Agreement" means the Lease Agreement in the form attached hereto as Exhibit C to be executed at Closing.

1.29) "License Agreement" means the license agreement in the form attached hereto as Exhibit D to be executed at Closing.

1.30) "Liens" means liens, mortgages, pledges, encumbrances, or security interests.

1.31) "Material Adverse Effect" means an effect on the Business which is materially adverse to the Business and the Purchased Assets together or separately.

1.32) "Obsolete Inventory" means (i) Finished Products which are no longer offered for sale by Seller or any Affiliate of Seller, and (ii) Products which would be Finished Products but for the fact Seller has determined that such Products do not conform with Seller s specifications as such specifications existed at the time of completion of manufacture, and (iii) Finished Products for which neither Seller nor any Affiliate of Seller has had sales during the six (6) month period ending April 30, 1997, and (iv) Finished Products in excess of the most recent one year s sales as set forth in the Sales Report, and
         (v) Raw Goods and component portions of Inventory held by Seller exclusively for use in the manufacture of items referred to in subsection (i) or (iii) of this definition and (vi) Raw Goods and component portions of Inventory which Seller has determined do not conform with Seller s specifications as such specifications exist on the Closing Date and (vii) Raw Goods and component portions of Inventory in excess of eighteen (18) months supply based upon 1996 actual usage.

1.33)    "Purchase Price" has the meaning set forth in Section 2.2.

1.34) "Purchased Assets " means (i) the tangible assets of the Business described on Schedule 1.34(a); (ii) all other assets, other than Excluded Assets, which are used or held for use or sale exclusively in the Business whether tangible or intangible, wherever located, including, without limitation, the Intellectual Property, Seller's rights under the Contract to the extent assigned to Buyer under the Assignment and Assumption Agreement and listed on Schedule 3.10, such Authorizations as are transferrable under applicable governmental regulations and listed on Schedule 3.6, and all goodwill of the Business; and (iii) a certain sterilizer described on Schedule 1.34(b) which is not used exclusively in the Business.

1.35) "Raw Goods" means the raw goods and the work in process necessary to manufacture and assemble Finished Products.

1.36)    "Raw Goods Inventory" means all Inventory except for Finished Products.

1.37)    "Sales Report" has the meaning set forth in Section 3.3.

1.38)    "Seller" has the meaning set forth in the Preamble.

1.39) "Sterilization Agreement" means the sterilization agreement in the form attached hereto as Exhibit E to be executed at Closing.

1.40) "Transfer Taxes" means all taxes imposed by the United States or any state of the United States, any foreign government or state or political subdivision thereof, including sales taxes, use taxes, stamp taxes, conveyance taxes, transfer taxes, recording fees, reporting fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Purchased Assets hereunder and under the Ancillary Agreements and the filing of any instruments relating to such transfer.

1.41)    "Variable Cost Report" has the meaning set forth in Section 3.3.

1.42) "Variable Costs" mean those costs relating to the Products set forth in the Variable Cost Report, as defined in Section 3.3 previously delivered to Buyer.

1.43) "VHA Assumption Agreement" means the consent agreement among Seller, Buyer and VHA, Inc. in the form attached hereto as Exhibit N to be executed at Closing.

1.2)     Other Terms.  Other terms may be defined  elsewhere in the text of this
         Agreement  and  shall  have  the  meaning  indicated   throughout  this
         Agreement.

1.3)     Other Definitional Provisions.

         (a) The words "hereto", "herein", and "hereunder" and words of similar import, when used in the Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

         (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

         (c) The term "Dollars" or "$" shall refer to the currency of the United States of America.

                                   ARTICLE II

                    PURCHASE AND SALE OF ASSETS AND INVENTORY

2.1) Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement and in reliance on the representations and warranties of each party herein, effective as of the Closing, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase from Seller, all of the Purchased Assets.

2.2)     Purchase  Price  and  Allocation.   As  the  total  consideration  (the
         "Purchase Price") for the Purchased Assets and the covenant not to compete:

         (a) Buyer shall pay Seller $24,000,000.00 in cash at the Closing as described below, subject to adjustment after the Closing as set forth in Section 2.4(a).

         (b) The parties agree to allocate the Purchase Price among the covenant not to compete and the Purchased Assets as set forth on Schedule 2.2(b), which schedule shall be amended post-closing to reflect any Purchase Price Adjustments required pursuant to Section 2.4 below.

2.3)     Closing and Closing Date; Delivery and Payment.

         (a) Closing and Closing Date. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Winston & Strawn in New York, New York on June 30, 1997 or on such other date or at such other time as may be mutually agreed upon in writing by Buyer and Seller (the "Closing Date") and the Closing shall be deemed to be effective as of midnight on such Closing Date.

         (b) Delivery and Payment. At the Closing, Buyer and Seller shall deliver, each to the other, the Ancillary Agreements, and such other documents as are required pursuant to Article VII hereof, and Buyer shall pay $24,000,000.00 to Seller in immediately available funds by bank wire transfer to an account designated by Seller, which account shall be specified by Seller at least two (2) business days prior to the Closing Date. The Purchased Assets shall be delivered to Buyer in the manner contemplated in Article VI.

2.4)     Post Closing Purchase Price Adjustment.

         (a) Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing (the "Purchase Price Adjustment") as follows:

            (i) The Purchase Price shall be reduced by the amount by which the Inventory Balance as of the Closing is less than $4,071,596 as adjusted as provided in Section 2.4(a)(iii); or

            (ii) The Purchase Price shall be increased by the amount by which the Inventory Balance as of the Closing is greater than $4,071,596 as adjusted as provided in Section 2.4(a)(iii).

            (iii) The amount set forth in Section 2.4(a)(i) and Section 2.4(a)(ii) shall be increased by an amount equal to: (1) the average monthly value during the first four (4) calendar months of 1996 of

            Raw Goods and components not allocated to, used or held for use exclusively in connection with the production of the Products (the "Shared Raw Goods and Components") in Inventory multiplied by (2) a fraction the numerator of which is the number of units of Products in which Shared Raw Goods and Components are incorporated or utilized which were sold by Seller or its Affiliates during the first four (4) calendar months of 1997 and the denominator of which is the number of units of all products in which Shared Raw Goods and Components are incorporated or utilized which were sold by Seller or its Affiliates during the first four calendar months of 1997.

         (b) Inventory Counting and Valuation. As part of the process of establishing the Inventory Balance as of the Closing for purposes of
         Section 2.4(a) above, Seller and Buyer agree as follows: (i) during the weekend immediately preceding the Closing Date Seller and Buyer shall jointly inspect and count that portion of the Inventory located at the Facilities as defined below, and (ii) the Inventory count, taken in accordance with Section 2.4(b)(i), shall be adjusted, based upon Seller s shipping documentation, to take into account shipments of Finished Products by Seller from such Inventory following completion of such count through midnight of the Closing Date, and (iii) the Inventory count, taken in accordance with Section 2.4(b)(i), shall be adjusted based upon Seller's production of Products following completion of such count through midnight of the Closing Date, and (iv) the Inventory located outside of the United States (excluding Juarez, Mexico) ("Foreign Inventory") shall not be physically counted, and (v) Seller will provide Buyer with a list of Foreign Inventory existing as of the Closing for purposes of valuing the same no later than fifteen (15) days following the Closing Date, and (vi) that portion of Inventory consisting of Shared Raw Goods and Components shall, subject to Seller's obligations under Section 6.14, be allocated by Seller in its discretion to Buyer at Closing and (viii) Seller shall use its reasonable efforts to have each vendor in possession of any Inventory prepare for Seller a report showing Inventory on hand at such vendor as of April 30, 1997 which report will be delivered to Buyer upon receipt, and (viii) Seller and Buyer will cooperate to resolve any questions which arise regarding such vendor prepared inventory reports; provided, however, such vendor prepared inventory reports shall not be used for any purpose in determining the Inventory Balance as of Closing, and
         (ix) Seller will provide Buyer with a report showing Inventory on hand at each vendor in possession of any such Inventory as of the Closing within fifteen (15) days following the Closing. As used herein, "Facilities" means Seller's, its Affiliates' or its contractor's manufacturing or warehouse facilities at Cranston, Rhode Island, Lawrence, Kansas, Covington, Georgia, Juarez, Mexico, and Murray Hill, New Jersey. The Seller will provide the Buyer the following information after the Closing Date: (i) a listing by item number of the Inventory as of December 31, 1996, detailing the number of units on hand, 1996 standard cost and extended value; (ii) a report detailing any change in standard cost from December 31, 1996 to January 1, 1997 for such Inventory; and (iii) a report detailing the 1997 standard cost of such Inventory listed by item number which shall be used to value such Inventory as of the Closing Date. The Inventory Balance (excluding Shared Raw Goods and Components) as of December 31, 1996 measured at Seller's and its Affiliates' 1996 standard costs was $4,071,596. The Inventory Balance as of the Closing, and for purposes of calculating any Purchase Price Adjustment, shall be determined in accordance with the same methodology as used by Seller or its Affiliate(s), as applicable, to determine the Inventory Balance on December 31, 1996, but shall be calculated at the applicable 1997 standard costs of Seller or its Affiliate(s). If a Purchase Price Adjustment is required following completion of the counting and valuation of the Inventory, in accordance with the above provisions of Section 2.4(b), such adjustment shall be made post-Closing by the Buyer or Seller, as the case may be, making a payment by check to the other party within thirty (30) days following the Closing Date.

         (c) Inventory Counting and Valuation Disputes. Any disputes regarding the counting of the Inventory or the adjustments, as described in
         Section 2.4(b)(i), 2.4(b)(ii) or 2.4(b)(iii), will be resolved in good faith by the Buyer and Seller during such count or immediately following the completion of such count or following such adjustments as the case may be. Buyer shall (absent material error) accept Seller's accounting of Foreign Inventory as set forth on the list described in
         Section 2.4(b)(v) and Seller's report of Inventory on hand at each vendor in possession of any such Inventory as of the Closing as set forth in Section 2.4(b)(ix). Notwithstanding anything in this Agreement to the contrary, Buyer shall not be entitled to any adjustment in Purchase Price or other credit for any Obsolete Inventory included in Foreign Inventory. Buyer and Seller hereby expressly acknowledge and agree that any dispute concerning the Inventory Balance, unrelated to the Inventory count and adjustments referred to in the immediately preceding sentence, shall be limited to the failure of the parties to accurately calculate the Inventory Balance in accordance with Section 2.4(b) and in no event shall any such dispute involve the accuracy or correctness of the 1997 standard cost(s) of Seller or those of any of its Affiliate(s) pertaining to any Inventory. Subject to the foregoing procedures of this Section 2.4(c), any dispute relating to the Inventory Balance or Purchase Price Adjustment not resolved by Buyer and Seller and their respective accountants within sixty (60) days after the Closing shall, upon written request by either Buyer or Seller, be referred to a "big six" accounting firm which shall be selected by and from a list of such firms which neither Buyer or Seller have had any business dealings during the three (3) year period preceding selection, or such other independent public accounting firms selected jointly by Buyer and Seller, for final resolution. Each party shall, within twenty (20) business days after submission of such dispute, deliver to such firm the information such party wishes to have considered by such firm in making its determination. Such firm shall present its determination and resolution of any such disputes within thirty (30) business days after the submission of such dispute to the firm. Buyer and Seller agree that the resolution reached by such firm shall be binding and conclusive between the parties. The fees of the accounting firm selected to resolve any such dispute shall be borne one-half by Seller and one-half by Buyer.

2.5) Transfer Taxes. All Transfer Taxes and any interest and/or penalty relating thereto shall be promptly paid by Buyer.

2.6) No Assumption of Liabilities. Except as expressly set forth in this Agreement or otherwise expressly agreed to by the parties, there shall be no assumption of any liability or liabilities by Buyer except that Buyer hereby agrees to assume all liability for:

         (a) all product liability claims directly arising out of and caused by or resulting from the manufacture or sale of any Product or Purchased Assets of the Business by Buyer after the Closing;

         (b) liability for the rebate obligations allocated to Buyer in accordance with Section 9.5; and

         (c) those obligations listed in Section 6.11 for which Buyer is responsible.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

3.1) Organization of Seller. Seller has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and in good standing as a foreign corporation in each state where the nature of Seller's activities and properties would require Seller to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

3.2) Authority of Seller. Seller has full corporate power to enter into this Agreement and the Ancillary Agreements to which Seller is a party and to perform its respective obligations hereunder and thereunder. This Agreement has been duly authorized, executed, and delivered by Seller and when duly authorized , executed and delivered by Buyer, will constitute the legal, valid and binding agreement of Seller, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles regardless of whether considered at law or in equity. The Ancillary Agreements to which Seller is a party will as of the Closing have been duly authorized, executed and delivered by Seller and when duly authorized, executed and delivered by the other parties thereto, will constitute the legal, valid and binding agreements of Seller enforceable against it in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity of principles regardless of whether considered at law or in equity. No further proceeding on the part of Seller is necessary to authorize this Agreement or is necessary to authorize the Ancillary Agreements to which Seller is a party and the transactions contemplated hereby and thereby. Except as disclosed in Schedule 3.2 or 3.8 neither the execution and delivery of this Agreement or the Ancillary Agreements to which Seller is a party nor compliance by Seller with their terms and provisions will violate (i) any provision of the certificate or articles of incorporation or by-laws of Seller, (ii) to Seller's knowledge, the Contract to the extent assigned to Buyer or any other license, franchise or permit to which Seller is a party or by which it is bound, or (iii) to Seller's knowledge, any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Seller is subject, where, in all cases, such violation would have a Material Adverse Effect.

3.3) Financial Information. Seller has delivered to Buyer: (i) a report that sets forth the Finished Products sold by Seller's Affiliate in the United States exclusive of its territories or possession (broken down by units, gross sales in dollars and net sales in dollars) for the fiscal year ending December 31, 1996 and the first four months of 1997 ("Sales Report"), (ii) a report that represents Seller s 1997 Variable Costs relating to Finished Products, by element and by catalog number, inclusive of the Raw Goods and component standard costs ("Variable Cost Report"), and (iii) a report which sets forth the total contribution margin related to the Products for the year ending December 31, 1996 ("Contribution Margin P&L"). The Contribution Margin P&L is attached hereto as Schedule 3.3. The Sales Report has been derived from the sales records of Seller s Affiliate for the applicable periods. The Variable Cost Report represents the Seller s standard costs of the
         Finished Products, Raw Goods and components of the Business for 1997 exclusive of the portion of the Seller s standard costs related to fixed overhead. The Sales Report, the Variable Cost Report and Contribution Margin P&L are accurate in all material respects and have been derived from books and records of the Seller and those of Seller s Affiliates which are maintained in accordance with GAAP, although the variable costs and contribution margins contained in the Variable Cost Report and in the Contribution Margin P&L are not themselves maintained in accordance with GAAP. The Inventory Balance as of December 31, 1996 (exclusive of the amount of any increase therein occasioned by the increase calculated pursuant to Section 2.4(a)(iii)) based upon Seller's 1996 standard costs when adjusted to Seller's 1997 standard costs will not exceed the amount calculated using 1996 standard costs by more than $130,000.

3.4) Absence of Certain Changes and Events. Except as disclosed in Schedule 3.4, since December 31, 1996:

         (a) To Seller's knowledge, there has not been any change in the general affairs, management, or condition (financial or otherwise) of the Business which has had or would have a Material Adverse Effect.

         (b) Seller has not, other than in the ordinary course of business, (i) entered into any material contract, license, franchise or commitment, waived any material rights, or made any amendment or termination of any material contract, license, franchise or agreement, relating to the Purchased Assets or the Business; (ii) altered or revised, in any material respect, its accounting principles, procedures, methods or practices relating to the Purchased Assets or the Business; (iii) transferred, disposed of, or otherwise removed from the Facility any material amount of Purchased Assets; or (iv) incurred, discharged or satisfied any material liability or Lien relating to the Purchased Assets or the Business.

3.5) Litigation. Set forth on Schedule 3.5 hereto is a list which is complete and accurate in all material respects of all currently pending actions, suits, proceedings, audits and investigations involving the Purchased Assets and the Business, as to which Seller, has received written notice, and a brief description of the nature and status thereof. Except as disclosed in Schedule 3.5 hereto, there are no other actions, suits, or proceedings pending or threatened against Seller with respect to the Business and/or the Purchased Assets, at law, in equity or otherwise, in, before, or by, any court or governmental agency or authority. Except as disclosed on Schedule 3.5 hereto, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Seller with respect to the Business or against any of the Purchased Assets

3.6) Compliance with Law. . Except with regard to compliance with the Hart Scott Rodino Anti-trust Improvements Act of 1976 as amended (HSR Act), to Seller's knowledge, (i) the Business is not in violation of any law, ordinance or regulation of any governmental entity, which violation would have a Material Adverse Effect, (ii) all governmental approvals, permits, concurrences, licenses and other governmental authorizations required in connection with the conduct of any material aspect of the

         Business as presently conducted (collectively, "Authorizations") have been obtained and are in full force and effect and are being complied with in all material respects. Except as disclosed in Schedule 3.6 since December 31, 1996, Seller has not received any written notification of any asserted past or present violation in connection with the conduct of the Business of any law, ordinance or regulation, which violation would have a Material Adverse Effect, or any written complaint, inquiry or request for information from any governmental entity relating thereto.

3.7) Taxes. Notwithstanding anything to the contrary herein, except for Transfer Taxes, if any, Seller shall retain all responsibility for all liabilities or obligations involving any taxes, or interest or penalties related thereto, arising out of or relating to the operation of the Business by the Seller prior to the Closing Date.

3.8) Consents. Subject to compliance by Seller with the HSR Act and except as set forth in Schedule 3.8 no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, (including the transfer or assignment of all Purchased Assets). Schedule 3.8 lists each consent, approval, waiver or authorization (collectively, the "Consents"), that are legally or contractually required on the part of Seller to duly and validly transfer or assign any of the Purchased Assets as contemplated hereby.

3.9) Title to and Condition of Purchased Assets. Seller has, and, upon consummation of the transactions contemplated hereby will transfer to Buyer title to the Purchased Assets free and clear of all Liens except as disclosed on Schedule 3.9. The Purchased Assets constitute, in all material respects, all assets necessary to, or used in, the conduct of the Business as presently conducted by Seller except for Excluded Assets. The Purchased Assets are, in all material respects, suitable for the uses for which they are presently used by the Business, in normal operating condition and free from any known significant defects, excepting (i) ordinary wear and tear and (ii) conditions disclosed to Buyer on Schedule 3.9. With respect to the manufacturing equipment and tooling, on the Closing, Seller will provide to Buyer its most current maintenance schedule.

3.10) Contract. Schedule 3.10 lists the sole contract that Seller shall assign to Buyer and Buyer shall assume pursuant to the Assignment and Assumption Agreement. Except as expressly set forth on Schedule 3.10 the Contract listed on Schedule 3.10 is fully assignable to Buyer without the consent of a third party and is valid and in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles, and there have been no material amendments, modifications, or supplements to the Contract and, to Seller's knowledge, Seller is not in default under the Contract, the result of which would cause a Material Adverse Effect.

3.11) Infringement of Intellectual Property. Except as disclosed in Schedule 3.11, to Seller's knowledge; (i) Seller owns no patents, or trademarks, trade names, copyrights, service marks, logos, or trademark or patent applications, which are used exclusively in connection with the Business and none of the Products are covered by any patent owned by or licensed to Seller or any Affiliate of Seller; (ii) Seller owns or has the right to use and transfer each item of know-how or trade secret currently used in the Business; (iii) Seller's operation of the Business does not infringe, misuse or misappropriate any intellectual property rights not owned by or licensed to Seller; and (iv) no third party is infringing any Intellectual Property rights of Seller used in connection with the Business.

3.12) Brokers and Finders. Seller has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement or any Ancillary Agreement who would be entitled to a brokers, finders or similar fee or commission in connection therewith or upon the consummation thereof or if the Closing does not occur.

3.13) Current Manufacturing and Product Drawings. Within ten (10) days following the Closing, Seller shall deliver to Buyer copies of all Product drawings and specifications, manufacturing and process instructions for the Products and copies of the latest revision thereof at the Facility or other location as specified by Buyer prior to the Closing. Nothing contained herein shall be construed to transfer to Seller any rights in or with respect to specifications of Seller for its sterilization process or in any drawings, specifications, manufacturing process instructions, know-how, and trade secrets which are not related exclusively to or used exclusively in connection with the Products.

3.14) FDA 510(K) Documents. All Finished Products have concurrences for sale by the FDA under Section 510(K) of the Act or are pre-amendment devices (as evidenced by the documents listed and described on Schedule 3.14, copies of which have been delivered to Buyer) which may be legally marketed without Section 510(K) premarket notification clearance and any changes to the Finished Products which have been made from May, 1976 to the present are not significant changes within the meaning of the applicable regulations.

3.15) Customers. The sales history documents furnished to Buyer prior to the Closing are true and accurate in all material respect and reflect the sales history of the Products for the past three (3) fiscal years and the first quarter of 1997.

3.16)    Real Property. Seller has:

         (a) Good and valid title to the Facility, free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections other than:

            (i) Those listed in Schedule 3.16;

            (ii) Liens for current taxes, assessments or governmental charges not yet due and delinquent or that are being contested in good faith;

            (iii) Liens that do not materially interfere with the present use of the Facility or materially detract from its value to Seller as currently used by Seller;

            (iv) Liens of mechanics, material men, laborers, landlords, suppliers, vendors, workers, work housemen, carriers and other similar common law or statutory liens arising in the ordinary course of business securing amounts that are not due or payable or, if due and payable, have been aggregately bonded or are being contested in good faith;

            (v) Zoning, entitlement and other land use environmental regulations by governmental agencies

            (vi) Easements, reservations and restrictions of record; and

            (vii)  Liens  that  do  not,   individually  or  in  the  aggregate,
            materially interfere with the use of such Facility or materially detract from its value as currently used by Seller (collectively, referring collectively to (i) - (vii) as the "Permitted Encumbrances"). To the best knowledge of Seller, there is no condemnation pending or threatened effecting the Facility owned by Seller.

3.17) Environmental Compliance. Except as disclosed in Schedule 3.17, since January 1, 1990:

         (a) In connection with the Business, and to Seller's knowledge Seller is not in material violation, or alleged material violation, of any applicable judgment, decree, order, law, license, rule or regulation pertaining to the environment, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, or the environment (hereinafter "Environmental Laws").

         (b) Seller has not received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that Seller has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to the Facility being listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. 9601(5), any hazardous substances, as defined by 42 U.S.C. 9601(14), any pollutant or contaminant, as defined by 42 U.S.C. 9601(33), and any toxic substances, oil or hazardous materials or other chemicals or substances regulated, defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic by any Environmental Laws ("Hazardous Substances") that it has generated, transported or disposed of has been found at the Facility, or (iii) that Seller is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances at the Facility.

3.18) Finished Products. The Finished Products Inventory held by Seller or any Affiliate of Seller as of the Closing shall consist of items of a quality usable or salable in the ordinary course of business. The Finished Products Inventory referred to in the immediately preceding sentence: (i) has been manufactured in accordance with Seller s specifications therefor in effect at the time of manufacture; and (ii) does not contain any Obsolete Inventory.

3.19) Raw Goods Inventory. None of the Raw Goods Inventory as of the Closing shall contain any Obsolete Inventory.

3.20) Current Employees. With respect to each Current Employee, Seller has delivered to Buyer a complete and accurate list of each Current Employee s years of service, position, salary or wages. To Seller s knowledge, there are no union organizing activities occurring among the Current Employees or collective bargaining agreements and no proceeding to such effect before the National Labor Relations Board.

3.21) Disclaimer of Other Representations and Warranties. With the exception of the representations and warranties expressly contained in this
         Article III, Seller makes no other representations and warranties, express or implied, with respect to any of the Purchased Assets being purchased hereunder or with respect to the Business.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER


         Buyer represents and warrants to Seller as follows:

4.1) Organization of Buyer. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of New York. Buyer is duly qualified and in good standing as a foreign corporation in each other state where the nature of Buyer's activities and properties would require Buyer to be so qualified and, where the failure to be so qualified, would have a material adverse effect on Buyer or Buyer s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.2) Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed, and delivered by Buyer and when duly authorized, executed and delivered by Seller, will constitute the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles regardless of whether considered at law or in equity. The Ancillary Agreements to which Buyer is a party will as of the Closing have been duly authorized, executed, and delivered by Buyer and when duly authorized, executed and delivered by the other parties thereto, will constitute the legal, valid and binding agreements of Buyer, enforceable against it in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles regardless of whether considered at law or in equity. No further proceeding on the part of Buyer is necessary to authorize this Agreement or is necessary to authorize the Ancillary Agreements and the transactions contemplated hereby and thereby. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor compliance by Buyer with the terms and provisions will violate (i) any provision of the certificate or articles of incorporation or by-laws of Buyer, (ii) to Buyer's knowledge, any contract provision, license, franchise or permit to which Buyer is a party or by which it is bound, or (iii) to Buyer's knowledge, any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Buyer is subject, where, in all cases, such violation would have a material adverse effect upon Buyer or Buyer s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

4.3) Brokers and Finders. Buyer has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement or any Ancillary Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof or if the Closing does not occur.

4.4) Financial Capacity. Buyer has the power, authority, and sufficient currently available financial resources to consummate the transactions contemplated hereby and by the Ancillary Agreements. Such financial resources are, and will continue to be, currently available to enable Buyer to consummate the transactions contemplated hereby and thereby.

4.5) Litigation. To Buyer's knowledge, there are no actions, suits, or proceedings pending or threatened against Buyer at law, in equity or otherwise in, before, or by, any court or government agency or authority which would have a material adverse effect on Buyer or Buyer s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

4.6) Compliance With Law. To Buyer's knowledge, Buyer is not in violation of any law, ordinance, or regulation of any governmental entity, which violation would have a material adverse effect on Buyer or Buyer s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements. Buyer has not received any written notification of any asserted past or present violation of any law, ordinance or regulation, which violation would have a material adverse effect on Buyer or its ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or any written complaint, inquiry or request for information from any governmental entity relating thereto which would have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

4.7) Consents. Except with regard to compliance with the HSR Act, to Buyer s knowledge, there are no consents, approvals, waivers or authorizations that are legally or contractually required on the part of Buyer to duly and validly purchase and receive any of the Purchased Assets contemplated hereby, or to perform its obligations under this Agreement or the Ancillary Agreements, where the failure to obtain such consents, approvals, waivers or authorizations would have a material adverse effect on Buyer or its respective ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

4.8) Disclaimer of Other Representations and Warranties. Buyer makes and has made no warranties or representations other than those expressly set out in this Article IV.

                                   ARTICLE V

                      PRE-CLOSING COVENANTS AND AGREEMENTS

5.1) Access and Information. Commencing upon execution of this Agreement and continuing to the Closing Date, Seller shall permit Buyer and its representatives to have access, during regular business hours and upon reasonable advance notice to Seller, to the Facility, subject to Seller's reasonable rules and regulations, and shall furnish, or cause to be furnished, to Buyer such additional information to the extent available with respect to the Business and the Purchased Assets, which information shall consist of and be limited to (i) supporting data for information previously delivered to Buyer by Seller prior to execution hereof, and (ii) quality assurance and regulatory affairs records (including, compliance records, FDA Section 483 letters, "Medical Device Reports" and "Warning Letters") as Buyer shall from time to time reasonably request. Buyer shall have the right to copy the foregoing information at Buyer's expense.

5.2) Registrations, Filings and Consents. Seller and Buyer will cooperate and use all reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental or other consents, transfers, approvals, orders, qualifications and waivers necessary or desirable for the consummation of the transactions contemplated hereby.

5.3) Conduct of Business. Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller covenants and agrees that:

         (a) Seller shall operate the Business only in the ordinary and usual course and use reasonable efforts to preserve the business and relationships with suppliers, and customers of the Business;

         (b) Seller shall not permit the Business, other than in the ordinary and usual course of business, to (i) acquire or dispose of any Purchased Assets, (ii) materially encumber any of the Purchased Assets, or enter into any other material transaction or incur any other material liabilities with respect to the Purchased Assets, or (iii) enter into any material contract, agreement, commitment or arrangement with respect to any of the foregoing without the consent of the Buyer.

                                   ARTICLE VI

                CLOSING AND POST-CLOSING COVENANTS AND AGREEMENTS

6.1) Delivery and Risk of Loss. All of the Purchased Assets shall be delivered to Buyer in accordance with the schedule for such delivery set forth in Schedule 6.1. Title and risk of loss to the Purchased Assets shall pass to Buyer upon the effective time of the Closing.

6.2) Non-Competition Agreement. For a period of five (5) years following the Closing Date, neither Seller nor any Affiliate of Seller shall: (A) manufacture or sell, directly or indirectly, anywhere within the United States or U.S. territory and any foreign country any: (i) Products of the Business, or (ii) products that are substantially equivalent to Products in design and current application as set forth in Seller's applicable current labeling of Finished Products; provided, however, that nothing contained in this Section 6.2 shall be construed to prevent Seller or any Affiliate of Seller from incorporating into products any Products or any components thereof which are the same as or substantially similar to Products or any components thereof, provided that the products into which such Products or components are incorporated are not substantially equivalent to Products in design and current application as set forth in Seller's applicable current labeling of Finished Products, and, (B) joint venture, contract, or enter into any other business arrangement with any competitor of Buyer for Products where such joint venture, contract or business arrangement directly relates to or promotes the sale of products which are substantially equivalent to Products in design and current application as set forth in Seller's applicable current labeling of Finished Products (collectively, "Restricted Activities"). The parties agree that this Agreement shall not limit Seller or Seller s Affiliates from effecting transactions that may result in the acquisition of businesses or assets that might fall within the scope of Restricted Activities, provided, however, that: (i) Seller shall promptly notify Buyer of such acquisition, (ii) Seller or its Affiliates shall offer to sell to Buyer that portion of such acquired businesses and assets which constitute Restricted Activities (the "Offered Assets") on commercially reasonable terms as soon as reasonably practicable, (iii) Buyer shall by written notice to Seller, within thirty (30) days of receipt of Seller's offer, either accept such offer, reject such offer or request an appraisal of the Offered Assets, (iv) if Buyer requests an appraisal, the parties shall agree upon an appraiser and shall jointly bear the cost of any such appraisal, (v) Buyer shall, within thirty (30) days of the receipt of such appraisal, notify Seller whether or not Buyer will purchase the Offered Assets at the appraised value thereof, (vi) in the event Buyer elects not to purchase the Offered Assets, Seller and its Affiliates shall have no further obligations to Buyer with respect to such Offered Assets under this Section 6.2 and Buyer shall reimburse Seller and its Affiliates for the portion of the cost of any such appraisal paid for by Seller or its Affiliates. Nothing contained in this Section 6.2 shall be construed to prevent Seller or its Affiliates, as the case may be, from continuing to operate any such Offered Assets pending Buyer's decision whether or not to purchase such Offered Assets. Seller or its Affiliates, as the case may be, shall provide Buyer with all information reasonably requested by Buyer in connection with the offering for sale to Buyer of the Offered Assets. If at the time of enforcement of this Section 6.2, the court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, but in no event in excess of the stated duration, scope or area. In an action in law or in equity for breach or enforcement of this Section 6.2 brought in any court having competent jurisdiction over the parties to such an action, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorneys fees, costs and expenses associated with prosecuting or defending such an action to its final disposition (including final dispositions by summary adjudication, judge or jury verdict or final appeal).

6.3) Further Assurances. For a period of five (5) years following the Closing Date, Seller shall promptly execute, acknowledge and deliver any further assignments, conveyances and other instruments of transfer reasonably requested by Buyer and necessary to effectuate the transfer of title to the Purchased Assets to Buyer and, at Buyer's expense, will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, and confirming ownership in or to Buyer, or reducing to Buyer's possession, any or all of the Purchased Assets.

6.4) Other Agreements. With respect to those agreements listed on Schedule 6.4, during the sixty (60) day period following the Closing Date, Seller shall use its reasonable efforts or shall cause its Affiliate(s), as the case may be, to use their reasonable efforts, to procure the consent of the third parties listed on Schedule 6.4 to the assignment to Buyer of said agreements but only to the extent they relate to any of the Products.

6.5) Bulk Sales. Buyer and Seller specifically waive compliance under all laws relating to the sale of assets in bulk, (the "Bulk Sales Law") including Article VI of the Uniform Commercial Code, if applicable. The Buyer and Seller acknowledge and agree that no filings with respect to any Bulk Sales Laws or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Buyer, Seller shall defend and indemnify Buyer, and its successors and assigns, against any loss, liability, or damage resulting or arising from such waiver and failure to comply with the applicable Bulk Sales Laws.

6.6) No Third Party Beneficiaries. None of the provisions of this Agreement are intended or shall be deemed to confer upon any person or entity not a party to this Agreement any rights or benefits, including the status of third party beneficiary of any provision hereof.

6.7) Access to Records and Information. During the five (5) year period immediately following the Closing, Buyer shall cooperate with Seller in providing Seller all information reasonably requested and permitting access to all records relating to the period of ownership of the Purchased Assets by Seller prior to the Closing, when requested in writing by Seller to provide or permit the same for all legitimate purposes. The cost and expense in providing information hereunder shall be borne by Seller.

6.8) Customer/Distributor Notification Letter. Promptly following the Closing, Seller and Buyer shall send a letter signed by both parties to customers of the Business informing customers that Buyer has purchased the Business of Seller. Said letter shall be substantially in the form of Exhibit F-1. Promptly following the Closing, Seller and Buyer shall send a letter signed by both parties to distributors of the Products informing such distributors that Buyer has purchased the Business of Seller. Said letter shall be substantially in the form of Exhibit F-2.

6.9) Vendor Notification Letter. Promptly following the Closing, Seller and Buyer shall send a letter signed by both parties to vendors of the Business informing vendors that Buyer has purchased the Business of Seller. Said letter shall be substantially in the form of Exhibit G.

6.10) Employees. Following the execution of this Agreement and prior to Closing, Buyer and Seller shall jointly develop a list of Current Employees to whom Buyer will offer employment immediately following the Closing. Such Current Employees of Seller to whom Buyer will offer employment shall be listed on Schedule 6.10, which Schedule shall be delivered jointly by the parties at Closing. Such list shall be developed having due regard for the needs of Seller for its continuing operations at the Facility as well as those of Buyer for its operation of the Business. Immediately following the Closing, Buyer agrees to offer employment to Current Employees of Seller who are listed on
         Schedule 6.10 ("New Buyer Employees") at wages and salary levels not less than and in positions substantially similar to such Current Employees' current wages and salary levels and positions. Seller is not aware of any plans on the part of the Buyer to carry out within 60 days of the Closing a plant closing or mass layoff within the meaning of the Worker Adjustment and Retraining Notification Act (WARN Act), Pub.L. 100-379, 102 Stat. 890, 29 U.S.C.2101 et seq. The Buyer is and shall be responsible for giving any notice to employees or governmental entities required under WARN or any analogous state or local law in connection with or as a result of the transactions contemplated by this Agreement. Current Employees not listed on Schedule 6.10 shall remain employees of Seller. The New Buyer Employees will serve in such capacities and have such salaries, wages and other compensation and benefit agreements as shall be agreed upon between them and Buyer. Subject to the requirements of law, the employment of all New Buyer Employees will be at will.

6.11)    Employee Benefit Matters and Notice.

         (a) Pension Plans. Effective as of the Closing, New Buyer Employees shall cease to accrue benefits under Seller s pension plans. The Seller shall pay the New Buyer Employees the benefits under Seller s pension plans if accrued and owing in accordance to the terms of the applicable plan.

         (b) Welfare Plans. Effective as of the Closing, all New Buyer Employees shall cease to be covered on an ongoing basis by Seller s welfare plans including plans, programs, policies and arrangements which provide medical and dental coverage, life and accident insurance, disability coverage, and vacation and severance pay. Buyer agrees to offer New Buyer Employees the opportunity to participate in those fringe benefit plans of Buyer customarily made available to Buyer's other employees in similar positions and levels of seniority.

         (c) Continuation Coverage. Seller shall be responsible for providing Current Employees who terminate employment prior to the Closing election of group health coverage required by Section 4980(b) of the Internal Revenue Code of 1986, as amended ("Continuation Coverage") under the terms of the applicable health plans maintained by Seller.

         (d) Retiree Health Benefits. Seller shall be responsible for payment of retiree health benefits, if any, accrued by those Current Employees who are eligible for retiree health benefits under Sellers applicable retiree health plan and who elect retirement prior to Closing.

         (e) Past Service Credit. With regard to Buyer s severance policy, sick pay policy and vacation policy only, effective as of the Closing, Buyer shall credit New Buyer Employees for their past service with Seller.

         (f) Severance. Buyer agrees that any New Buyer Employees who are terminated by Buyer for any reason except for just cause will be paid severance payments and termination benefits by Buyer which are equivalent to the severance payments and termination benefits they would have been entitled to receiver under the severance policy of Seller in effect on the date of execution of this Agreement.

6.12) Use of Seller s Name or Logo. Buyer shall not use any trademark, trade name, copyright, service mark, logo, or any other intellectual property of Seller or its Affiliates except as specifically provided in the License Agreement.

6.13) Misdirected Payment. Each of the parties agree that if and to the extent it receives any payment for Finished Products sold by the other that it will promptly remit such payment to the other party.

6.14) Manufacturing and Supply of Raw Goods and Finished Products. On the Closing, Seller agrees: (i) to have all manufacturing equipment used exclusively in connection with the Yankauer product line, as described in Exhibit A attached hereto, in place and in operating condition at the Seller's plant located in Cranston, Rhode Island; (ii) to have all manufacturing equipment located at the plant of Seller's contractor located in Juarez, Mexico to be in place and in operating condition at such plant; (iii) to have the sterilizer which is included as a Purchased Asset and which is more specifically described in Exhibit 1.34(b) attached hereto, to be in place and in operating condition at the Seller's plant located in Cranston, Rhode Island; (iv) to have all molds used exclusively in connection with the Business by third party vendors pursuant to any contract or agreement between Seller or its Affiliates and such third party vendors to be in operating condition at the location where such third party vendor possesses any of such molds;
         (v) to have two (2) injection molding presses in place and in operating condition at the portion of the Facility leased to Buyer pursuant to the Lease Agreement; and (vi) to have all manufacturing equipment used exclusively in connection with the Business other than the manufacturing equipment described in sections (i) through (v) above to be in place and in operating condition at the Facility together with an adequate amount of Raw Goods Inventory sufficient to continue manufacture of Finished Products for a period of a minimum of two (2) weeks and open purchase orders for Raw Goods and scheduled deliveries for ten (10) weeks following the Closing. Seller shall stock an inventory of Finished Products not less than an aggregate of four (4) week quantity at shipping levels depicted in the 1997 portion of the Sales Report.

6.15) Customer Service, Referrals and Assistance. Following the Closing Seller agrees to make all reasonable efforts to assist Buyer in maintaining the customers of the Business who contact Seller seeking to purchase Finished Products.

6.16) Ancillary Agreements. Buyer and Seller agree to execute the Ancillary Agreements on the Closing.

                                   ARTICLE VII

                       CONDITIONS TO THE PURCHASE AND SALE

7.1) Conditions to the Purchase and Sale Relating to Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of each of the following conditions:

         (a) The representations and warranties of Seller contained in this Agreement shall be true in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made at and as of the Closing; the covenants and agreements of Seller to be performed at or prior to the Closing shall have been duly performed in all material respects; and, Buyer shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed on behalf of Seller by the President or any Vice President.

         (b) There shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction which makes the consummation of the transactions contemplated hereby illegal; all governmental consents required to consummate the transactions contemplated by this Agreement shall have been received and all governmentally imposed waiting periods required to consummate such transactions shall have expired or terminated.

         (c) Seller shall deliver to Buyer the Consent.

         (d) Buyer shall have received from Seller an opinion from legal counsel for Seller, dated as of the Closing Date and substantially in the form shown in Exhibit H.

         (e) Buyer shall have received from Seller:

            (i) A Bill of Sale in the form of Exhibit I.

            (ii) Certificate of Good Standing for Seller dated within 14 days prior to the Closing Date.

            (iii) Certified copies of Seller's corporate resolutions authorizing
            the   transactions   contemplated   hereby  and  by  the   Ancillary
            Agreements.

            (iv) The appropriate HSR Act confirmation of filing letter.

            (v) Seller s most current maintenance schedule for the machinery and equipment included in the Purchased Assets, exclusive of molds in the possession of third-party vendors.

            (vi) The Ancillary Agreements executed by Seller and, as applicable, its Affiliates who are parties to such agreements.

            (vii) A copy of Seller's sterilization specifications and protocols for the Products.

            (viii) An incumbency certificate of Seller, C.R. Bard, Inc. and BCR, Inc.

            (ix) The VHA Assumption Agreement executed by Seller and VHA.

7.2) Conditions to the Purchase and Sale Relating to Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by Seller, at or prior to the Closing of each of the following conditions:

         (a) The representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing, with the same effect as though such representations and warranties had been made at and as of the Closing the covenants and agreements of Buyer to be performed at or prior to the Closing shall have been duly performed in all material respects; and Seller shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed on behalf of Buyer by the President or Vice President.

         (b) There shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction which makes the consummation of the transactions contemplated hereby illegal; all governmental consents required to consummate the transactions contemplated by this Agreement shall have been received and all governmentally imposed waiting periods required to consummate such transactions shall have expired or terminated.

         (c) Seller shall have received from Buyer:

            (i) The Purchase Price;

            (ii) An opinion from Joseph J. Corasanti, legal counsel for Buyer, dated as of the Closing Date and substantially in the form shown on Exhibit J.

            (iii) A Certificate of Good Standing for Buyer dated within 14 days prior to the Closing Date.

            (iv) Certified copies of Buyer's corporate  resolutions  authorizing
            the   transactions   contemplated   hereby  and  by  the   Ancillary
            Agreements.

            (v) The appropriate HSR Act confirmation of filing letter.

            (vi) The Ancillary Agreements executed by Buyer.

            (vii) An incumbency certificate of Buyer.

            (viii) The VHA Assumption Agreement executed by Buyer.

                                 ARTICLE VIII

                              AMENDMENT AND WAIVER

8.1) Amendment and Modification. This Agreement may only be amended or modified in writing, signed by Seller and Buyer, with respect to any of the terms contained herein.

8.2) Waiver. At any time prior to the Closing either Seller or Buyer may (i) extend the time for the performance of any of the obligations or other acts due to it from the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party granting such extension or waiver;
         provided, however, that Closing shall be a waiver of any unfulfilled condition precedent which is required by this Agreement or by any Ancillary Agreement.

                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION

9.1)     Survival of Representations and Warranties; Knowledge of Breach.


         (a) The representations and warranties set forth in this Agreement shall survive for a period of three (3) years following the Closing Date.

         (b) Except for any claim which: (i) is based on Seller's "covenant not to compete" in Section 6.2, (ii) is based on Seller's "further assurance" obligations stated in Section 6.3, (iii) is based on Buyer's "access to records" obligations stated in Section 6.7, or (iv) is based on a breach by Seller of the "environmental compliance" representation made in Section 3.17, neither party shall be liable for any claim or cause of action arising out of this Agreement except pursuant to the provisions of this Article IX and unless the other party shall have given written notice of such claim or cause of action within three (3) years following the Closing Date; any such claim not so asserted within such time period shall be unenforceable against the party against whom it is asserted. The claims described in subsections (i) through (iv) of this Section 9.1(b) may be asserted at any time within the applicable statutes of limitation.

9.2)     Indemnification Against Claims.

         (a) Seller shall indemnify and hold Buyer harmless from and against damages, costs or expenses (including reasonable attorneys' fees and costs) suffered by Buyer (except to the extent caused by the acts or omissions of Buyer and net of any insurance proceeds received by Buyer in respect thereof ) as a direct result of or directly arising from:

            (i) (A) any breach of representation or warranty hereunder on the part of Seller and (B) any failure by Seller to perform or otherwise fulfill any undertaking or other agreement or obligation of Seller hereunder;

            (ii) (A) any product liability claim for death, personal injury, other injury to persons, property damage, loss or deprivation of rights, or other product liability claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) directly caused by or resulting from Finished Products sold by Seller prior to the Closing and (B) any recall of Finished Products sold by Seller; and

            (iii) any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting or arising from any of the foregoing.

         (b) Buyer shall indemnify and hold Seller harmless from and against damages, costs or expenses (including reasonable attorneys' fees and costs) suffered by Seller (except to the extent caused by the acts or omissions of Seller and net of any insurance proceeds received by Seller in respect thereof) as a direct result of or directly arising from:

            (i) (A) any breach of representation and warranty hereunder on the part of Buyer; and (B) any failure by Buyer to perform or otherwise fulfill any undertaking or agreement or obligation hereunder;

            (ii) (A) any product liability claim for death, personal injury, other injury to persons, property damage, loss or deprivation of rights, or other product liability claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) directly caused by or resulting from Finished Products sold by Buyer after the Closing and (B) any recall of Finished Products sold by Buyer after the Closing;

            (iii) any and all actions, suits, proceedings, claims or demands by third parties, or assessments or judgments in their favor, directly resulting or arising from any of the foregoing; and

            (iv) any and all actions, suits, proceedings, claims or demands, investigations, or causes of action, under the WARN Act or any successor or similar statute related to the transactions contemplated by this Agreement notwithstanding that such damage, cost or expense was caused by Seller's act or omission.

9.3)     Third Party Claims.

         (a) In the event that any claim for which a party hereto (the "Indemnifying Party") would be liable hereunder to the other party hereto (the "Indemnified Party") is asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim (the "Claim Notice"). The Indemnifying Party shall have ten (10) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party, (A) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim. No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligations of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall adversely affect the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

         (b) In the event of any third party claim for which indemnification is sought from the Indemnifying Party, the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim; the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Provided that the Indemnifying Party has not disputed its liability to the Indemnified Party with respect to such claim, as a condition precedent to the Indemnified Party's right to be indemnified from such claim, the Indemnifying Party shall have the right to approve the terms of any settlement between the Indemnified Party and any third party with respect to a claim for which indemnification is sought. If a firm written offer is made to settle any such third party claim which provides for full release of the Indemnified Party and its Affiliates and does not otherwise impose any burdens on any of the foregoing, and the Indemnifying Party proposes to accept such settlement, then, if the Indemnified Party rejects such settlement offer: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim; (ii) the maximum liability of the Indemnifying Party relating to such third party claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such third party claim is greater than the amount of the proposed settlement; and (iii) the Indemnified Party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party.

         (c) In the event either party hereto should have a claim against the other hereunder that does not involve a claim being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnified Party is not notified by the Indemnifying Party within thirty (30) days of receipt of notice of a claim that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

9.4) Payment. Upon the determination of the liability under Section 9.3, the appropriate party shall pay to the other, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. In the event that the Indemnified Party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set-off the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement or the Ancillary Agreements. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party against any person, firm or corporation with respect to the subject matter of such claim.

9.5) Damage Limitation. The parties' liability under this Article IX shall expire pursuant to Section 9.1 and, except for the matters addressed in
         Section 9.1(b)(i) through (iv), and in Sections 3. 18, 3.19, 6.5, 9.6 and 9.2(b)(iv), no claim for indemnity shall be made by a party pursuant to this Article IX unless the aggregate amount of such claims exceeds $100,000. Notwithstanding anything herein to the contrary, no claims or causes of action arising out of or related to the transactions contemplated by this Agreement may be asserted by either party for punitive, presumptive, special, exemplary, incidental, or consequential damages (including without limitation, loss of profits or business interruption loss), or for any other damages other than actual damages. Nothing contained in the immediately preceding sentence is intended to or shall preclude any party from obtaining indemnification with respect to third party claims pursuant to Section 9.3.

9.6)     Returned Goods; Rebates.

         (a) Following the Closing Date for a period of six (6) months, Buyer shall promptly notify Seller in writing of all claims made by end users of a Product manufactured by Seller concerning alleged quality or manufacturing defects and Buyer shall deliver to Seller any Products giving rise to any such claim which are returned to Buyer. Seller shall review all such returned Products and, for those returned Products which Seller determines to have quality or manufacturing defects, Seller shall reimburse Buyer (at Seller's 1997 standard costs) for any replacement Products given without charge to end-users making such claim and returning such Products to Buyer.

         (b) Following the Closing Date, Seller retains the rebate expense for all rebates to all customers who claim rebate credit on or before thirty (30) days following the Closing Date with respect to Products sold by customers prior to the Closing Date. Buyer and Seller agree that Seller retains the rebate expense for all Products held by customers in their inventory on the Closing Date for which customers seek rebates during the second month following the Closing Date. Buyer and Seller agree to cooperate to assure that Seller incurs rebate expenses for those Products sold to customers prior to the Closing Date and that Buyer incurs rebate expenses for those Products sold to customers after the Closing Date. Prior to the Closing, the parties shall agree upon a methodology to effectuate the intent of this Section 9.6(b).

                                    ARTICLE X

                                  MISCELLANEOUS

10.1) Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

         (a) By and at the option of Buyer if, through no fault of Buyer, the Closing shall not have occurred by July 31, 1997.

         (b) By and at the option of Seller if, through no fault of Seller, the Closing shall not have occurred by July 31, 1997.

         (c) At any time, without liability of any party to the others, upon the mutual written consent of Buyer and Seller.

                           Nothing  contained in this Section shall be construed
                  as a release or waiver by any party hereto of any of its rights against any other party arising out of any breach of this Agreement by the other party.

10.2) Return of Information. If for any reason whatsoever this Agreement is terminated prior to Closing, (i) each party shall promptly deliver (without retaining any copies thereof) to the other respective party, or certify to the other party that it has destroyed, all documents, work papers and other material obtained by such party or on its behalf from the other party or any of its agents, employees or representatives as a result hereof or in connection herewith, whether so obtained before or after the execution hereof, and (ii) each party shall cause any Confidential Information obtained from the other party pursuant to this Agreement or otherwise to be kept confidential and will not use, or permit the use of such Confidential Information in its business or in any other manner or for any other purpose.

10.3)    Non-Solicitation of Employees.

         (a) For a period of three (3) years following the Closing Date, Seller agrees to refrain from the direct or indirect solicitation of, and shall not employ, any New Buyer Employees; provided, however, that nothing herein shall prohibit Seller from (i) hiring those former employees of Seller who have become employees of Buyer and thereafter have been terminated by Buyer or (ii) performing Seller's obligations under any of its existing contracts with its employees.

         (b) For a period of three (3) years following the Closing Date, Buyer agrees to refrain from the direct or indirect solicitation of, and shall not employ, any Current Employees other than those Current Employees listed on Schedule 6.10; provided, however, that nothing herein shall prohibit Buyer from (i) hiring those former employees of Buyer who have become employees of Seller and thereafter have been terminated by Seller or (ii) performing Buyer's obligations under any of its existing contracts with its employees.

10.4) Expenses. Unless otherwise provided herein, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisers, consultants, actuaries and independent accountants) incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby.

10.5) Public Disclosure. Buyer and Seller agree that upon execution of this Agreement Buyer may immediately issue a press release in the form of Exhibit K-1, and Seller may issue a press release in the form of Exhibit K-2 and Seller's Affiliate may issue a memorandum to its and Seller's employees in the form of Exhibit K-3. Buyer and Seller will mutually agree on the content and timing of any additional public disclosures concerning the execution and performance of this Agreement and the Ancillary Agreements; provided, however, nothing contained herein shall be construed to prevent a party from disclosing information related to this Agreement and the Ancillary Agreements to the extent required by law, governmental regulations or the rules of the stock exchange(s) upon which such party's securities are listed or registered.

10.6) Entire Agreement. This Agreement: (a) constitutes the entire agreement between the parties related to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to such subject matter; (b) is not intended to confer upon any other persons any rights or remedies hereunder; and
         (c) shall inure to the benefit of, and be binding upon, the parties hereto and their respective permitted successors and assigns.

10.7)    Counterparts.   This   Agreement   may  be  executed  in  one  or  more
         counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

10.8) Interpretation. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

10.9) Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):


(a)      if to Seller:

                  DAVOL, INC.
                  100 Sockanossett Crossroad
                  Cranston, Rhode Island 02920

         with a copy to:

                  C.R. BARD, INC.
                  730 Central Avenue
                  Murray Hill, New Jersey 07974
                  Attn: General Counsel


(b)      if to Buyer:

                  CONMED Corporation
                  310 Broad Street
                  Utica, New York 13501
                  Attention:  Eugene R. Corasanti, President

         Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the second business day after date postmarked (if delivered by mail).

10.10) Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without reference to the conflict of law principles thereof, provided, however, that the Bill of Sale shall be governed by the laws of the State of Kansas, without reference to the conflict of law principles thereof.

10.11) Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



 [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

                                            DAVOL INC.

                                            By:_________________________________
                                                Its_____________________________

                                            CONMED CORPORATION

                                            By:_________________________________
                                                Its____________________________

                                    AMENDMENT

         THIS AMENDMENT, made this day of June, 1997, by and between Davol Inc., a Delaware corporation, having its principal place of business at 100 Sockanossett Crossroad, Cranston, Rhode Island 02920 (hereinafter referred to as "Seller") and CONMED Corporation, a New York corporation, having its principal place of business at 310 Broad Street, Utica, New York 13501 (hereinafter referred to as "Buyer").

                                   WITNESSETH:

         WHEREAS, Seller and Buyer entered into a certain asset purchase agreement dated May 28, 1997 (hereinafter referred to as the "Purchase Agreement") pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller the "Purchased Assets" as defined in the Purchase Agreement, and

         WHEREAS, Seller inadvertently failed to include on Exhibit A to the Purchase Agreement a number of items, and

         WHEREAS, Seller and Buyer are mutually desirous of amending the Purchase Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by the execution and delivery of this instrument, Seller and Buyer hereby agree to the entry of amendments to the Purchase Agreement as follows:

1. Exhibit A is hereby amended to include the following: (i) bulk Yankauer suction instruments product code numbers 0934870, 0934880, 0934970 and 0934980, and (ii) bulk non-sterile 9' x 3/16" tube without connector, product code number 9036760.

2. Section 2.3(a) of the Purchase Agreement is hereby deleted in its entirety and the following is hereby substituted in its stead:

         Closing and Closing Date. The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 730 Central Avenue, Murray Hill, New Jersey on July 1, 1997 (the "Closing Date") and the Closing shall be deemed to be effective upon confirmation by Seller of receipt of the wire transfer referred to in Section 2.3(b).

3.       Article III of the Purchase Agreement is hereby amended by adding a new
         Section 3.22 as follows:

         Cessation of Sales - Neither Seller nor any Affiliate of Seller shall sell any Product to any third party after 11:59 P.M. on June 30, 1997.

4. Other than as amended hereby all terms and conditions of the Purchase Agreement shall remain in full force and effect.

5.       The amendments contained herein shall be retroactive to May 28, 1997.

         IN WITNESS WHEREOF, the respective parties have caused this instrument to be executed by their respective duly authorized officers on the dates indicated below.

                                                     Davol Inc.

                                                     By:________________________

                                                     Title:_____________________

                                                     Dated:_____________________

                                                     CONMED Corporation

                                                     By:________________________

                                                     Title:_____________________

                                                     Dated:_____________________

                                SECOND AMENDMENT

         THIS AMENDMENT, made this 1st day of July, 1997, by and between Davol Inc., a Delaware corporation, having its principal place of business at 100 Sockanossett Crossroad, Cranston, Rhode Island 02920 (hereinafter referred to as "Seller") and CONMED Corporation, a New York corporation, having its principal place of business at 310 Broad Street, Utica, New York 13501 (hereinafter referred to as "Buyer").

                                   WITNESSETH:

         WHEREAS, Seller and Buyer entered into a certain asset purchase agreement dated May 28, 1997, which agreement was amended by instrument dated June 20, 1997 (hereinafter referred to as the "Purchase Agreement") pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller the "Purchased Assets", as defined in the Purchase Agreement, and

         WHEREAS,  Seller  inadvertently  failed to include a number of items on
Schedule 1.34(a) to the Purchase Agreement, and

         WHEREAS, Seller and Buyer are mutually desirous of amending the Purchase Agreement to include such items and are further desirous of amending the Purchase Agreement to clarify certain sick pay and vacation pay obligations.

         NOW THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by the execution and delivery of this instrument, Seller and Buyer hereby agree to the entry of amendments to the Purchase Agreement as follows:

1. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Purchase Agreement.

2. Schedule 1.34(a) is hereby amended to include those items set forth on Appendix 1 which is attached hereto and incorporated herein.

3. Notwithstanding anything to the contrary contained in the Purchase Agreement, Seller, no later than seven (7) business days following the Closing Date, shall pay directly to each New Buyer Employee that accepts Buyer's offer of employment on the Closing Date (each hereinafter referred to as a "New Hire"), sick pay which, under Seller's current sick pay plan, which is incorporated herein by reference, has accrued to but remains unused by each such New Buyer Employee as of the close of business on June 30, 1997.

4. Notwithstanding anything to the contrary contained in the Purchase Agreement, Buyer hereby expressly assumes all of Seller's vacation and vacation pay obligations, applicable to the period June 1, 1997 through May 31, 1998, which, under Seller's current vacation and vacation pay policy, which is incorporated herein by reference, has accrued to but remains unused, as of the close of business on June 30, 1997, by each New Buyer Employee who becomes a New Hire. Seller hereby agrees to pay Buyer, within sixty (60) days of the Closing Date, a sum equal to one-half of eleven-twelfths of the vacation pay obligations assumed by Buyer under the preceding sentence, which sum shall be calculated based upon the June 30, 1997 base salary or hourly wage, as applicable, of each New Hire.

5. Other than as amended hereby all terms and conditions of the Purchase Agreement shall remain in full force and effect.

6.       The amendments contained herein shall be retroactive to May 28, 1997.

         IN WITNESS WHEREOF, the respective parties have caused this instrument to be executed by their respective duly authorized officers on the date and year first above written.

                                                        Davol Inc.

                                                   By:  /s/William C. Bopp
                                                        ------------------
                                                        William C. Bopp
                                                        Vice-President - Finance

                                                        CONMED Corporation

                                                   By:   _______________________

                                                   Title:_______________________